Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 13,2020

MMA Capital Holdings Announces 2019 Full Year Results

BALTIMORE, March 13, 2020 / PRNewswire -- MMA Capital Holdings, Inc. (Nasdaq: MMAC) (“MMA Capital” or “the Company”) today reported financial results for the year ended December 31, 2019, including common shareholders’ equity (“Book Value”) of $281.1 million, or $48.43 per share.  The Company filed its Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), with the Securities and Exchange Commission (“SEC”) today and will host an investor call at 8:30 a.m. ET on Wednesday, March 18, 2020.

Book Value increased $68.2 million in 2019 to $281.1 million at December 31, 2019. This change was primarily driven by $70.9 million of comprehensive income, which included income effects related to the recognition of a $57.7 million deferred tax asset (“DTA”) in the fourth quarter of 2019. Book Value per share increased $12.23, or 33.8%, in 2019 to $48.43 at December 31, 2019.

Book Value excluding the carrying value of the Company’s DTA (“Adjusted Book Value”) increased $10.5 million in 2019 to $223.4 million at December 31, 2019. This change was driven by $13.2 million of comprehensive income, partially offset by $2.7 million of other decreases in Book Value that were primarily driven by share repurchases. Adjusted Book Value per share* increased $2.29, or 6.3%, in 2019 to $38.49 at December 31, 2019.

We recognized comprehensive income of $70.9 million during the year ended December 31, 2019, which consisted of $101.0 million of net income and $30.1 million of other comprehensive loss. In comparison, we recognized $57.5 million of comprehensive income during the year ended December 31, 2018, which consisted of $61.0 million of net income and $3.5 million of other comprehensive loss.  Net income that we recognized during the year ended December 31, 2019, was primarily driven by our income tax benefit from the partial release of our DTA valuation allowance in the fourth quarter of 2019, equity in income from unconsolidated funds and ventures, net gains on bonds and net interest income.

Net income from continuing operations before income taxes for the year ended December 31, 2019, was $40.5 million, or $6.89 per share. Other comprehensive loss that we reported for the year ended December 31, 2019, was primarily attributable to the reclassification of fair value gains out of accumulated other comprehensive income (“AOCI”) and into our Consolidated Statements of Operations due to the liquidation of certain bond investments during the reporting period. The impact of this reclassification was partially offset by net fair value gains that we recognized in AOCI during 2019 in connection with our bond investments.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “2019 was another transformational year for the Company as we executed on many of our strategic initiatives throughout the year, including recycling capital out of lower returning non-core investments and redeploying that capital into renewable energy investments that we believe will generate higher returns. By accessing the debt markets the Company was able to both further increase the capital available for renewable energy investments and reduce the amount of idle capital, contributing to increased income from the renewable energy investments for the year. The impact of growth in renewable energy investments is reflected in the 231% year-over-year increase in related investment income. Given our strong pipeline of renewable energy opportunities, our 2020 goals include accessing additional debt capital and continuing to rotate capital out of lower-yielding legacy assets on an opportunistic basis over the next couple of years.

“As a result of our strategic repositioning over the past two years, especially recent transactions involving repayment of the Hunt note and the Company's new revolving credit facility, in the fourth quarter of 2019 we concluded that, based on the weight of available evidence, it was more likely than not that a portion of the Company's net operating losses will be utilized prior to their expiration.   This conclusion resulted in the release of a portion of the valuation allowance associated with the Company’s deferred tax assets at December 31, 2019.   While the measurement of such release required significant judgement, and may result in future earnings volatility due to periodic remeasurements, the Company reached an inflection point in the fourth quarter of 2019 where sources of recurring income provided sufficient evidence to expect the utilization of a portion of our tax assets, primarily the federal net operating losses.  In this regard, we have begun providing disclosure of certain non-GAAP measures, such as Adjusted Book Value, that we believe are useful in assessing the Company’s underlying financial performance and trends of its business from period to period because such measures eliminate potential volatility in results brought on by tax considerations in a given year.

“Finally, I would like to comment on recent events and their impact on our business. While there are any number of possible outcomes, we currently do not see any direct impact on our business from either the coronavirus or the collapse in oil prices. How these events might impact the broader economy and how those broader economic impacts might impact us, is something we are monitoring and cannot at this point predict.”

Tax Benefits Rights Agreement

On March 11, 2020, the board of directors approved an extension of the Company’s Tax Benefit Rights Agreement (“Rights Plan”) whereby the terms of the Rights Plan will continue until May 5, 2023.  The extension was formally adopted by the Company on March 12, 2020.  The board of directors will ask shareholders to ratify its decision to extend the Rights Plan at the Company’s 2020 annual meeting.

Annual Meeting of Shareholders

The annual meeting will be held at 1 p.m. eastern time on May 19, 2020 at the Brewers Hill Hub Boardroom, 3700 O’Donnell Street, Baltimore, MD 21224.  Additional information on the annual meeting will be mailed on, or about, April 9, 2020 to shareholders of record as of March 23, 2020.

Conference Call Information

The conference call with investors will be webcast.  All interested parties are welcome to join the live webcast, which can be accessed through the Company’s web site at www.mmacapitalholdings.com (refer to the Shareholder Relations tab of our website for more information).  Participants may also join the conference call by dialing toll free 1-888-346-6987 or 1-412-902-4268 for international participants and 1-855-669-9657 for Canadian participants.

For purposes of the conference call, the Company will reference select tables from Item 7 (Management’s Discussion & Analysis) of the Annual Report on Form 10-K for the year ended December 31, 2019.

An archived replay of the event will be available one hour after the event through March 25, 2020, toll free at 1-877-344-7529, or 1-412-317-0088 for international participants and 1-855-669-9658 for Canadian participants (Passcode: 10140051).

About MMAC

MMA Capital Holdings, Inc. focuses on investments that generate positive environmental and social impacts and deliver attractive risk-adjusted total returns to our shareholders, with an emphasis on debt associated with renewable energy projects and infrastructure. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Holdings, Inc. (Nasdaq: MMAC), please visit MMA Capital’s website at www.mmacapitalholdings.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Source: MMA Capital Holdings, Inc.

Contact: Brooks Martin, Investor Relations, (855) 650-6932

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the expected partial release of the valuation allowance and other statements identified by words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or expressions and are made in connection with discussions of future events and operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this release. For a discussion of certain of those risks and uncertainties and the factors that could cause our actual results to differ materially because of those risks and uncertainties, see Part I, Item 1A, Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on forward-looking statements in this release or that we may make from time to time. We expressly disclaim any obligation to revise or update any forward-looking statements in this release, whether as a result of new information, future events or otherwise.

www.mmacapitalholdings.com

Non-GAAP Financial Measures

In this press release, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. We present certain non-GAAP financial measures that supplement the financial measures we disclose that are calculated under GAAP. Non-GAAP financial measures are those that include or exclude certain items that are otherwise excluded or included, respectively, from the most directly comparable measures calculated in accordance with GAAP. The non-GAAP financial measures that we disclose are not intended as a substitute for GAAP financial measures and may not be defined or calculated the same way as similar non-GAAP financial measures used by other companies.  The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included in Table 1 below.

Adjusted Book Value represents Book Value reduced by the carrying value of the Company’s DTAs. We believe this measure is useful to investors in assessing the Company’s underlying fundamental performance and trends in our business because it eliminates potential volatility in results brought on by tax considerations in a given year. As a result, reporting upon, and measuring changes in, Adjusted Book Value enables for a better comparison of period-to-period operating performance.

Adjusted Book Value per common share represents Adjusted Book Value at the period end divided by the common shares outstanding at the period end.

Management intends to continually evaluate the usefulness, relevance, limitations and calculations of our reported non-GAAP performance measures to determine how best to provide relevant information to the public.

Table 1 provides a reconciliations of GAAP financial measures to non-GAAP financial measures that are included in this press release.

Table 1:  Non-GAAP Reconciliations

	As of and for the year ended
	December 31,
(in thousands, except per share data)	2019	2018
Reconciliation of Book Value to Adjusted Book Value
Book Value (total shareholders' equity), as reported	$281,125	$212,910
Less: DTAs, net	57,711	—
Adjusted Book Value	$223,414	$212,910

Common shares outstanding	5,805	5,882

Reconciliation of Book Value per share to Adjusted Book Value per share
Book Value (total shareholders' equity) per share, as reported	$48.43	$36.20
Less: DTAs, net per share	9.94	—
Adjusted Book Value per share	$38.49	$36.20